Exhibit 3

CERTIFICATE OF ELIMINATION OF
THE FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES D,
OF

MORGAN STANLEY

Pursuant to Section 151(g)
of the General Corporation Law
of the State of Delaware

Morgan Stanley, a corporation organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.           That, pursuant to Section 151 of the General Corporation Law of the State of Delaware and authority granted in the Certificate of Incorporation of the Company, as theretofore amended, the Board of Directors of the Company, by resolution duly adopted, authorized the issuance of a series of 10,000,000 (ten million) shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series D, par value $0.01 per share (the “Preferred Stock”), and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof, and, on October 28, 2008, filed a Certificate of Designation with respect to such Preferred Stock in the office of the Secretary of State of the State of Delaware.

2.           That the Board of Directors of the Company has adopted resolutions approving the repurchase of said Preferred Stock, including resolutions authorizing each officer of the Company to execute and deliver such further documentation, and to take all such actions as any officer shall deem necessary or desirable, in furtherance of the repurchase of such Preferred Stock, which includes the execution and filing of this Certificate, and said Preferred Stock has been repurchased by the Company.

3.           That no shares of said Preferred Stock are outstanding and no shares thereof will be issued subject to said Certificate of Designation.

4.           That, accordingly, all matters set forth in the Certificate of Designation with respect to the Preferred Stock be, and hereby are, eliminated from the Certificate of Incorporation, as heretofore amended, of the Company.

IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by its duly authorized officer this 23rd day of June, 2009.

MORGAN STANLEY

By:	/s/ Martin M. Cohen
	Name:	Martin M. Cohen
	Office:	Assistant Secretary and Counsel